Exhibit 4.54

ASSET PURCHASE AGREEMENT

by and between

BioReliance Corporation

and

Acambis Inc.

Dated May 6, 2005

ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (“Agreement”) is dated May 6, 2005 (“Effective Date”), by and between Acambis Inc., a Delaware corporation with offices at 38 Sidney Street, Cambridge, MA 02139 (“Buyer”) and BioReliance Corporation, a wholly owned subsidiary of Invitrogen Corporation, a Delaware corporation, with offices at 14920 Broschart Road, Rockville, MD 20850 (“Seller”).

RECITALS

     Seller desires to sell, and Buyer desires to purchase, the Assets (as hereinafter defined) of Seller for the consideration and on the terms set forth in this Agreement.

     The parties, intending to be legally bound, agree as follows:

1. DEFINITIONS

     For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1:

     “Assets” — as defined in Section 2.1.

     “Assignment and Assumption Agreement” — as defined in Section 2.7(a)(ii).

     “Assignment and Assumption of Lease” — as defined in Section 2.7(a)(iii).

     “Assumed Liabilities” — as defined in Section 2.4(a).

     “Best Efforts” — the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to achieve that result as expeditiously as possible, provided, however, that a Person required to use Best Efforts under this Agreement will not be thereby required to take actions that would result in a material adverse change in the benefits to such Person of this Agreement and the Contemplated Transactions or to dispose of or make any change to its business, expend any material funds or incur any other material burden.

     “Bill of Sale” — as defined in Section 2.7(a)(i).

     “Breach” — any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of any applicable contract or agreement, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.

     “Business Day”— any day other than (a) Saturday or Sunday or (b) any other day on which banks in United States are permitted or required to be closed.

     “Buyer” — as defined in the first paragraph of this Agreement.

     “Buyer Indemnified Persons”—as defined in Section 11.2.

     “Buyer Affiliate” – a corporation, partnership, association, limited liability company or other business entity which controls, or is controlled by or is under common control with Buyer For the purpose of this definition, “control” (including the terms “controlling”, “controlled by” and “under common control with”), means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such entity, whether through the ownership of voting securities or by contract or agency or otherwise

     “Closing” — as defined in Section 2.6.

     “Closing Date” — the date on which the Closing actually takes place.

     “Code” — the Internal Revenue Code of 1986.

     “Confidential Information” — as defined in Section 12.1.

     “Consent” — any approval, consent, ratification, waiver or other authorization.

     “Contemplated Transactions” — all of the transactions contemplated by this Agreement.

     “Damages” — as defined in Section 11.2.

     “Disclosing Party” — as defined in Section 12.1.

     “Disclosure Schedules” — the Disclosure Schedules delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement. The following Disclosure Schedules are attached to and incorporated into this Agreement:

          Schedule 2.1(b): List of Property.

          Schedule 2.1(c): Seller’s Cell Banking Operations Property.

          Schedule 2.1(d): Service Contracts.

          Schedule 2.1(f): Claims of Seller with Respect to Tangible Personal Property.

          Schedule 3.1: Seller’s Jurisdictions.

          Schedule 3.2(b): Exception to Representation re: Breach.

          Schedule 3.2(c): Exception to Representation re: Consent.

          Schedule 3.3: Description of Leased Real Property.

          Schedule 3.4: Permitted Encumbrances.

          Schedule 3.8(a): Exception to Representation re: Proceeding.

          Schedule 3.8(b): Exception to Representation re: Order.

          Schedule 3.8(c): Exception to Representation re: Compliance with Order.

          Schedule 3.10: List of Insurance Policies.

          Schedule 3.11: List of Environmental Matters/Hazardous Materials.

     “Effective Date” — as defined in the introductory paragraph of this Agreement.

     “Effective Time” — The time at which the Closing is consummated.

     “Encumbrance” — any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

     “Environment” — soil, land surface or subsurface strata, surface waters (including navigable waters and ocean waters), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life and any other environmental medium or natural resource.

     “Environmental Liabilities” — any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law, including those consisting of or relating to: (a) any environmental condition (including on-site or off-site contamination); (b) any fine, penalty, judgment, award, settlement, legal or administrative proceeding, damages, loss, claim, demand or response, remedial or inspection cost or expense arising under any Environmental Law; (c) financial responsibility under any Environmental Law for cleanup costs or corrective action, including any cleanup, removal, containment or other remediation or response actions (“Cleanup”) required by any Environmental Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or (d) any other compliance, corrective or remedial measure required under any Environmental Law.

The terms “removal,” “remedial,” and “response action” include the types of activities covered by the United States Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”).

     “Environmental Law(s)” — means any federal, state or local statute, law, rule, regulation, ordinance, code, in each case as amended, relating to the environment or hazardous materials, hazardous substances or hazardous wastes, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.;

the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C.§§ 1801 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; and the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.

     “Exchange Act” — the Securities Exchange Act of 1934, as amended.

     “Excluded Assets” — as defined in Section 2.2.

     “Governmental Authorization” — any license, registration or permit issued, granted, or given under the authority of any Governmental Body, which directly relates to the Assets.

     “Governmental Body” — any: (a) nation, state, county, city, town, borough, village, district or other jurisdiction; (b) federal, state, local, municipal, foreign or other government; (c) governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers); (d) multinational organization or body; (e) body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or (f) official of any of the foregoing.

     “Guaranty” — the guaranty to be provided at or following Closing by the State of Maryland to secure all of the obligations of Buyer under the Promissory Note, in form and substance reasonably acceptable to Seller.

     “Hazardous Material” — any substance, material or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, and polychlorinated biphenyls; provided, however, that “Hazardous Material” shall exclude biological materials and other substances manufactured, processed, produced, utilized, or analyzed by Seller in the ordinary course of its business, which are the subject of the certification provided in the Quality Assurance Certificate, including but not limited to viruses, pathogens, microbes, cells and reagents.

     “Improvements” — all buildings, structures, fixtures and improvements located on the Land as of the Effective Date.

     “Indemnified Person” — as defined in Section 11.5.

     “Indemnifying Person” — as defined in Section 11.5.

     “Inventories” — all inventories of Seller, wherever located, including all raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the performance of services for its customers.

     “IRS” — the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

     “Land” — the land and appurtenant rights leased under the Lease, as described in the Lease.

     “Lease” — that certain Project Lease dated April l, 1998, by and between Alexandria Real Estate Equities LP, a Delaware limited partnership, as assignee of BPG Industrial Partners II, LLC, a Maryland limited liability company, and BioReliance Corporation, a Delaware corporation, successor by merger to Magenta Corporation, a Delaware corporation.

     “Liability” — with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

     “Loan” — the Loan, as so defined, in the Lease.

     “Material Consents” — as defined in Section 7.3.

     “Order” — any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

     “Ordinary Course of Business” — an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (a) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (b) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (c) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

     “Permitted Encumbrances” — as defined in Section 3.4.

     “Person” — an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

     “Phase I Report” – The environmental site assessment report dated April 2005, prepared for Buyer by ENVIRON International Corporation.

     “Premises” – the Land and Improvements.

     “Proceeding” — any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

     “Promissory Note” — as defined in Section 2.7(b)(ii).

     “Purchase Price” — as defined in Section 2.3.

     “Quality Assurance Certificate” — certificate executed by Seller’s QRA Director certifying that the activities represented within the Quality Assurance Package have been completed in accordance with the Seller’s approved SOPs and quality systems in place at the time of performance, and that the information in the Quality Assurance Package is complete and accurate.

     “Quality Assurance Package” — package to be provided by Seller to Buyer at Closing, and supplemented as set forth in Section 10.2 below, containing: (i) statement summarizing use of the Premises by Seller, including a list of product types manufactured on the Premises by year, quarter and facility area, as of May 5, 2005; (ii) most recent records for each manufacturing, process development (PD) and cell banking suite in the building, as of May 4, 2005, including (a) true and exact photocopies of completed change-over records, executed per Seller SOPs (with copies of the SOPs attached), (b) true and exact photocopies of most recently completed suite cleaning records, executed per Seller SOPs (copies attached), (c) true and exact photocopies of most recently completed cleaning records for process-support areas on the Premises, executed per Seller SOPs (copies attached); and (d) list of all disinfectants and cleaners used in the facility, in both GMP areas and non-GMP areas; (iii) true and exact photocopy of Seller disinfectant effectiveness study for environmental microorganisms, including the 2 Seller EM isolates noted during Buyer’s on-site review of DES documents; (iv) photocopy of Seller’s summary meeting notes from the Type C meeting with Food and Drug Administration on July 14, 2003, redacted to preserve client confidentiality; (v) electronic copy of cleaning validation/viral inactivation study for model challenge viruses; (vi) list of environmental microbial isolates identified on the Premises, August 11, 2000 to March 31, 2005; and (vii) environmental trending graphs for viable, non-viable and surface sampling, from January 1, 2003 to March 31, 2005.

     “Receiving Party” — as defined in Section 12.1.

     “Record” — information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

     “Related Person”— With respect to a specified Person other than an individual: (a) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (b) any Person that holds a Material Interest in such specified Person; (c) each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity); (d) any Person in which such specified Person holds a Material Interest; and (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; and (b) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

     “Release” — any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the Environment or Premises or out of the Premises.

     “Remedial Action” — all actions, including any capital expenditures, required or voluntarily undertaken (a) to clean up, remove, treat or in any other way address any Hazardous Material or other substance; (b) to prevent the Release or threat of Release or to minimize the further Release of any Hazardous Material or other substance so it does not migrate on to properties adjacent to the Premises; (c) to perform pre-remedial studies and investigations or postremedial monitoring and care; or (d) to bring the Premises and the operations conducted thereon into compliance with Environmental Laws and environmental Governmental Authorizations.

     “Representative” — with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

     “Retained Liabilities” — as defined in Section 2.4(b).

     “Schedule” — a part or section of the Disclosure Schedules.

     “SEC” — the United States Securities and Exchange Commission.

     “Securities Act” — the Securities Act of 1933, as amended.

     “Security Agreement” — that Security Agreement securing repayment of the Promissory Note, in the form attached hereto and incorporated herein as Exhibit 1.

     “Seller” — as defined in the introductory paragraph of this Agreement.

     “Service Contract” — those contracts for services that directly relate to the maintenance and servicing of the Assets, including any warranties associated therewith.

     “SOPs” — as defined in Section 2.3(c).

     “Sublease Agreement” — agreement further defined in Section 2.7(a)(viii) between Buyer and Seller whereby Buyer will sublet a portion of the Improvements to Seller after the Closing on the terms and conditions set forth therein.

     “Tangible Personal Property” — all machinery, equipment, tools, furniture, office equipment, supplies, materials, and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller (whether or not carried on Seller’s books) and located at 9920 Medical Center Drive, Rockville, Maryland, together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

     “Tax” — any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other contract.

     “Tax Return” — any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any law relating to any Tax.

     “Third Party” — a Person that is not a party to this Agreement.

     “Third-Party Claim” — any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

2. SALE AND TRANSFER OF ASSETS; CLOSING

     2.1 Assets to be Sold

     Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances other than Permitted Encumbrances, all of Seller’s right, title and interest in and to the following (collectively, the “Assets”):

     (a) the Lease;

     (b) all items of property listed in Schedule 2.1(b), along with purchase records, manuals, specifications, turn-over and commissioning packages, maintenance and calibration records, equipment history files, validation studies, certification reports and spare parts, relevant to the ownership and use of the fixed Assets listed therein, to the extent such items exist on May 5, 2005, with the turnover of these records, documents and files to take place prior to June 1, 2005;

     (c) all other items of property, including Tangible Personal Property and any Inventory located at 9920 Medical Center Drive, Rockville, Maryland, but excluding those items of property relating to Seller’s cell banking operations specifically listed in Schedule 2.1(c);

     (d) all Service Contracts listed in Schedule 2.1(d);

     (e) all of the intangible rights and property of Seller in the Assets, subject to the right of Seller to retain copies of each of the SOPs as needed by Seller in the conduct of its business, pursuant to the terms of Section 2.3(c) hereof; and

     (f) all claims of Seller against third parties relating to those Assets which are Tangible Personal Property, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such claims listed in Schedule 2.1(f).

     The parties acknowledge that the Schedules of the various Assets may be modified prior to Closing by their mutual agreement. With respect to the assignment of Seller’s interest in the Lease under Section 2.1(a) hereof, except as otherwise expressly set forth in this Agreement or any agreement entered into pursuant to the Contemplated Transactions, Buyer accepts the Premises under the Lease in its “As Is” and “Where Is” condition as of the date hereof; and except as otherwise expressly set forth in this Agreement or any agreement entered into pursuant to the Contemplated Transactions, Seller makes no warranty of any kind, express or implied, with respect to such Premises (without limitation, Seller make no warranty as to habitability, fitness or suitability of such Premises for a particular purpose; nor as to the compliance or non-compliance of such Premises with the provisions of the Americans with Disabilities Act of 1990, as amended; nor as to the absence of any toxic or otherwise hazardous substances). With respect to the Assets transferred under the remainder of this Section 2.1, except as otherwise expressly set forth in this Agreement or any agreement entered into pursuant to the Contemplated Transactions, Buyer accepts such Assets in their “As Is” and “Where Is” condition as of the date hereof; and except as otherwise expressly set forth in this Agreement or any agreement entered into pursuant to the Contemplated Transactions, Seller makes no warranty of any kind, express or implied, including without limitation warranties of merchantability or fitness for a particular purpose, with respect to such Assets.

     Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

     2.2 Excluded Assets

     Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

     (a) All assets of Seller not expressly listed in Section 2.1, and the Schedules thereto; and

     (b) The assets of Seller listed in Schedule 2.1(c).

     2.3 Consideration

     The consideration for the Assets (the “Purchase Price”) is Seven Million Five Hundred Thousand dollars ($7,500,000). In accordance with Section 2.7(b), at the Closing the Purchase Price shall be delivered by Buyer to Seller as follows:

     (a) Three Million dollars ($3,000,000) by wire transfer;

     (b) Four Million Five Hundred Thousand dollars ($4,500,000) payable in the form of the Promissory Note, with payments due as set forth therein, to be secured by the Guaranty and/or the Security Agreement, as applicable; and

     (c) Upon the Closing, Buyer shall grant Seller license to retain, use and maintain copies of the Bioreliance Standard Operating Procedures Manuals (“SOPs”) listed on Schedule 2.1(b), as needed by Seller in the conduct of its business.

     2.4 Liabilities

     (a) Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”): (i) any Liability arising after the Effective Time under the Service Contracts described in Schedule 2.1(d) (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time), (ii) any and all Liabilities arising after the Effective Time under the Lease; and (iii) Buyer’s obligations under the Sublease.

     (b) Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller as of the Effective Time other than the Assumed Liabilities.

     2.5 Allocation

     The Purchase Price shall be allocated in accordance with Exhibit 2.5. After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

     2.6 Closing

     Closing of the purchase and sale provided for in this Agreement (the “Closing”) will occur remotely within five (5) days of Buyer and Seller having satisfied all of their respective closing conditions set forth in Sections 7 and 8 of this Agreement, unless Buyer and Seller otherwise agree.

     2.7 Closing Obligations

     In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

     (a) Seller shall deliver to Buyer:

          (i) a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the “Bill of Sale”) executed by Seller;

          (ii) an assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(ii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller;

          (iii) for Seller’s interest in the Lease, an Assignment and Assumption of Lease in the form of Exhibit 2.7(a)(iii) executed on behalf of Seller (the “Assignment and Assumption of Lease”).

          (iv) such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer in order to effect the terms hereof, each in form and substance reasonably satisfactory to Buyer and its legal counsel and executed by Seller;

          (v) a certificate executed by Seller as to the accuracy of Seller’s representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2;

          (vi) a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions;

          (vii) a Quality Assurance Certificate for all portions of the Improvements other than those set forth in Section 10.2(b) and (c), which shall be provided in accordance with Section 10.2(e); and

          (viii) the Sublease Agreement executed by Seller in the form of Exhibit 2.7(a)(viii).

     (b) Buyer shall deliver to Seller:

          (i) Three Million dollars ($3,000,000) by wire transfer to an account specified by Seller in a writing delivered to Buyer at least three (3) business days prior to the Closing Date;

          (ii) a promissory note executed by Buyer and payable to Seller in the principal amount of Four Million Five Hundred Thousand dollars ($4,500,000) in the form of Exhibit 2.7(b)(ii) (the “Promissory Note”);

          (iii) the Assignment and Assumption Agreement executed by Buyer;

          (iv) a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2;

          (v) a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions;

          (vi)   the Sublease Agreement executed by Buyer;

          (vii)  the Assignment and Assumption of Lease executed on behalf of Buyer;

          (viii) the Guaranty executed on behalf of the State of Maryland; and

          (ix)    the Security Agreement.

     2.8 Consents

     If there are any Material Consents that have not yet been obtained as of the Closing with respect to any Service Contract to be transferred to Buyer under Section 2.1(d) (the “Restricted Material Contracts”), then Buyer may waive the closing conditions as to any such Material Consent and either: (i) elect to have Seller continue its efforts to obtain the Material Consents, in which case no Restricted Material Contract shall be considered transferred to the Buyer under this or any other Agreement until such time as the appropriate Material Consent for that Restricted Material Contract is obtained; or (ii) elect to have Seller retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto.

3. REPRESENTATIONS AND WARRANTIES OF SELLER

     Seller represents and warrants to Buyer as follows:

     3.1 Organization and Good Standing

     Schedule 3.1 contains a complete and accurate list of Seller’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation. Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Service Contracts. Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of the State of Maryland and any other jurisdiction in which the Assets are located.

     3.2 Enforceability; Authority; No Conflict

     (a) This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Upon the execution and delivery by Seller each agreement to be executed or delivered by Seller at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s shareholders and board of directors.

     (b) Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

          (i) Breach (A) any provision of any document governing the operations of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;

          (ii) to Seller’s knowledge, Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any applicable law or any Order to which Seller or any of the Assets may be subject;

          (iii) Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Service Contract;

          (iv) Breach any material contract to which Seller is a party; or

          (v) Result in the imposition of any Encumbrance upon the Assets.

     (c) Except as set forth in Schedule 3.2(c), Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

     3.3 Description of Leased Real Property

     Schedule 3.3 contains a correct legal description, street address and tax parcel identification number of the Premises.

     3.4 Title to Assets; Encumbrances;

     The Lease is in full force and effect and Seller has not assigned, transferred, conveyed or pledged the Lease or its interest in the Lease to any other person or entity. Seller warrants to Buyer that, at the time of Closing, the Assets shall be free and clear of all Encumbrances other than those identified on Schedule 3.4 (the “Permitted Encumbrances”).

     3.5 Condition of Assets

     (a) With respect to the Asset transferred under Section 2.1(a) hereof, Seller has not received any notice in writing that the Premises are in violation of any zoning legal requirements.

     (b) The other tangible Assets transferred under the remainder of Section 2.1 are in good repair and good operating condition.

     3.6 Taxes

     There are no Encumbrances on any of the Assets (other than the Premises) that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

     3.7 Governmental Authorizations

     No Governmental Authorization is required in order for Seller to execute and deliver this Agreement or to consummate or perform of any of the Contemplated Transactions, and to Seller’s knowledge no Governmental Authorization has ever been directly applicable to the Assets.

     3.8 Legal Proceedings; Orders

     (a) Except as set forth in Schedule 3.8(a), there is no pending or, to Seller’s knowledge, threatened Proceeding:

          (i) by or against Seller or that directly relates to the Assets; or

          (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Schedule 3.8(a). There are no Proceedings listed or required to be listed in Schedule 3.8(a) that would have a material adverse effect on Seller’s use or ownership of the Assets.

     (b) Except as set forth in Schedule 3.8(b), there is no Order to which to which any of the Assets is subject.

     (c) Except as set forth in Schedule 3.8(c):

          (i) Seller is, and, at all times since inception, has been in compliance with all of the terms and requirements of each Order to which any of the Assets is or has been directly subject;

          (ii) no event has occurred or circumstance exists that is reasonably likely to constitute or result in (with or without notice or lapse of time) a violation of or failure to comply with any term or requirement of any Order to which any of the Assets is directly subject; and

          (iii) Seller has not received, at any time since inception, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which any of the Assets is or has been directly subject.

     3.9 Contracts; No Defaults

     Schedule 2.1(d) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies of, each Service Contract being transferred and assigned to Buyer under Section 2.1(d) hereof. Each such Service Contract and the Lease is in full force and effect and enforceable in accordance with its terms. No party to any Service Contract or the Lease is in Breach, or to Seller’s knowledge, in threat of Breach. No event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Service Contract or the Lease that is being assigned to or assumed by Buyer;

     3.10 Insurance

     Seller has delivered to Buyer accurate and complete copies of all of Seller’s certificates of property insurance covering the Assets, a copy of which is included in Schedule 3.10. Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage for the Assets.

     3.11 Environmental Matters

     Except as disclosed in Schedule 3.11 or in the Phase I Report, to Seller’s actual knowledge, without investigation:

     (a) Seller has not received any actual or threatened order, notice or other communication from (i) any Governmental Body or (ii) the current or prior owner or operator of any Improvements, of any actual or potential violation or failure to comply with any Environmental Law with respect to the Premises.

     (b) There are no pending or, to the knowledge of Seller, threatened claims resulting from any Environmental, Health and Safety Liabilities or arising under or pursuant to any Environmental Law with respect to or affecting the Premises.

     (c) Seller has not received any citation, directive, inquiry, notice, Order, summons, warning or other communication that relates to Hazardous Activity, Hazardous Materials, or any alleged, actual, or potential violation or failure to comply with any Environmental Law, or of any alleged, actual, or potential obligation to undertake or bear the cost of any Environmental, Health and Safety Liabilities with respect to the Premises.

     (d) There are no Hazardous Materials present on or in the Premises as a result of acts or omissions of Seller, its agents or employees, other than as described on Schedule 3.11.

     (e) There has been no Release of any Hazardous Materials at or from the Premises caused by Seller, its agents, or employees.

     3.12 Brokers or Finders

     Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of the Assets or the Contemplated Transactions.

     3.13 Securities Law Matters

     (a) Seller is acquiring the Promissory Note for its own account and not with a view to its distribution within the meaning of Section 2(11) of the Securities Act.

     (b) Seller confirms that Buyer has made available to Seller and its Representatives the opportunity to ask questions of the officers and management employees of Buyer and to acquire such additional information about the business and financial condition of Buyer as Seller has requested, and all such information has been received.

     3.14 Solvency

     (a) Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

     (b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation known to Seller, final judgments against Seller in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Seller will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Seller.

     3.15 Disclosure

     (a) No representation or warranty or other statement made by Seller in this Agreement, the Disclosure Schedules, any supplement to the Disclosure Schedules, the certificates delivered pursuant to Section 2.7(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

     (b) Seller does not have knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the financial condition of Seller that has not been set forth in this Agreement or the Disclosure Schedules.

4. REPRESENTATIONS AND WARRANTIES OF BUYER

     Buyer represents and warrants to Seller as follows:

     4.1 Organization and Good Standing

     Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.

     4.2 Authority; No Conflict

     (a) This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Promissory Note, and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

     (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to: (i) any provision of any document governing the formation and operations of Buyer; (ii) any resolution adopted by the board of directors or the shareholders of Buyer; (iii) any law or Order to which Buyer may be subject; or (iv) any material contract to which Buyer is a party or by which Buyer may be bound.

     4.3 Certain Proceedings

     There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s knowledge, no such Proceeding has been threatened.

     4.4 Brokers or Finders

     Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

     4.5 Solvency

     (a) Buyer is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions. As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Buyer exceeds the present fair saleable value of Buyer’s assets.

     (b) Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Buyer will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Buyer will not have unreasonably small capital with which to conduct its present or proposed business; (iii) Buyer will have assets (calculated at fair market value) that exceed its Liabilities; and (iv) taking into account all pending and threatened litigation known to Buyer, final judgments against Buyer in actions for money damages are not reasonably anticipated to be rendered at a time when, or in amounts such that, Buyer will be unable to satisfy any such judgments promptly in accordance with their terms (taking into account the maximum probable amount of such judgments in any such actions and the earliest reasonable time at which such judgments might be rendered) as well as all other obligations of Buyer.

     4.6 Disclosure

     (a) No representation or warranty or other statement made by Buyer in this Agreement, the certificates delivered pursuant to Section 2.7(b) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

     (b) Buyer does not have knowledge of any fact that has specific application to Buyer (other than general economic or industry conditions) and that may materially adversely affect the financial condition of Buyer that has not been set forth in this Agreement.

     4.7 Buyer’s Due Diligence

     Prior to the Effective Date of this Agreement, and through the Effective Time, Buyer has had, and will have, the opportunity to conduct due diligence regarding the Assets and to inspect the Assets, including the SOPs, but as of the Effective Date has not performed due diligence regarding the operating condition of those Assets which are equipment.

5. COVENANTS OF SELLER PRIOR TO CLOSING

     5.1 Access and Investigation

     Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (a) afford access, during regular business hours, to the Assets, the Premises, and the Service Contracts; provided, however, that Buyer shall not be granted access under this Section 5.1 unless Buyer is escorted by Seller, or its agent or representative; and (b) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the Assets being transferred to Buyer hereunder. In addition, Buyer shall have the right to have the Assets inspected by an agent of Buyer, as agreed to by

Seller upon one (1) day prior written notice thereto, at Buyer’s sole cost and expense, for purposes of determining the physical condition and legal characteristics of the Assets.

     5.2 Operation of the Business of Seller

     Between the date of this Agreement and the Closing, Seller shall:

     (a) maintain the Assets in a good state of repair and condition that is consistent with applicable law and the requirements and normal conduct of Seller’s business;

     (b) maintain all Records of Seller relating to the Assets;

     (c) continue in full force and effect any insurance policies covering the Assets;

     (d) not sell, lease, otherwise dispose of, or create or allow any Encumbrance on, any of the Assets, and Seller shall timely pay any and all personal property taxes due and payable prior to the Closing in respect of the Assets; and

     (e) timely perform all material obligations Seller has under the Service Contracts.

     5.3 Negative Covenant

     Except as otherwise expressly permitted herein, between the date of this Agreement and the Closing, Seller shall not, without the prior written Consent of Buyer, (a) make any modification to any Service Contract; or (b) enter into any compromise or settlement of any litigation, proceeding or governmental investigation relating to the Assets or the Assumed Liabilities.

     5.4 Required Approvals

     As promptly as practicable after the date of this Agreement, Seller shall make all filings required by applicable law to be made by it in order to consummate the Contemplated Transactions. Seller shall cooperate with Buyer and its Representatives, at no cost to Seller, with respect to all filings that Buyer shall be required to make in connection with the Contemplated Transactions and in obtaining all Material Consents.

     5.5 Notification

     Between the date of this Agreement and the Closing, Seller shall promptly notify Buyer in writing if Seller becomes aware of any fact or condition that causes or constitutes a Breach of any of Seller’s representations and warranties made as of the date of this Agreement. Should any such fact or condition require any change to the Disclosure Schedules, Seller shall promptly deliver to Buyer a supplement to the Disclosure Schedules specifying such change. Such delivery shall be deemed to modify any rights of Buyer under Section 9.2 and Article 11. During the same period, Seller shall also promptly notify Buyer of the occurrence of any Breach of any covenant of Seller in this Article 5 or of the occurrence of any event that may make the satisfaction of the conditions in Article 7 impossible or unlikely.

     5.6 Best Efforts

     Seller shall use its Best Efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.

     5.7 Current Evidence of Title; Encumbrances

     As soon as is reasonably possible after Buyer’s reasonable request, to the extent not completed prior to the Effective Date hereof, Seller shall cooperate, at no cost to Seller except where otherwise expressly stated:

     (a) in providing Buyer with copies of any title policies currently in effect for the Premises;

     (b) in assisting Buyer to obtain environmental risk assessments and reports regarding the Premises at Buyer’s sole cost;

     (c) in assisting any surveyor employed by Buyer at Buyer’s sole cost in respect of the Premises;

     (d) in obtaining at Seller’s sole cost current searches of all Uniform Commercial Code Financing Statements, judgments and tax lien records maintained by the applicable department of the State of Delaware, the State of Maryland, and the County of Montgomery, Maryland, together with such releases, termination statements and other documents as may be necessary to provide reasonable evidence that all of the Assets to be sold under this Agreement are free and clear of any and all Encumbrances; and

     (e) Seller shall cause to be removed any Encumbrance on the Assets caused by Seller.

6. COVENANTS OF BUYER PRIOR TO CLOSING

     6.1 Required Approvals

     As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by applicable law to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by applicable law to make and (b) in obtaining all Consents identified in Schedule 3.2(c), provided, however, that Buyer shall not be required to dispose of or make any change to its business, in order to comply with this Section 6.1.

     6.2 Notification

     Between the date of this Agreement and the Closing, Buyer shall promptly notify Seller in writing if Buyer becomes aware of any fact or condition that causes or constitutes a Breach of any of Buyer’s representations and warranties made as of the date of this Agreement. During the same period, Buyer shall also promptly notify Buyer of the occurrence of any Breach of any covenant of Buyer in this Article 6 or of the occurrence of any event that may make the satisfaction of the conditions in Article 8 impossible or unlikely.

     6.3 Best Efforts

     Buyer shall use its Best Efforts to cause the conditions in Article 8 to be satisfied.

7. CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

     Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

     7.1 Accuracy of Representations

     (a) All of Seller’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedules.

     (b) Each of the representations and warranties in Sections 3.2(a) and 3.4, and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement, and shall be accurate in all respects as of the time of the Closing as if then made, without giving effect to any supplement to the Disclosure Schedules.

     7.2 Seller’s Performance

     All of the covenants and obligations that Seller is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

     7.3 Consents

     Each of the Consents identified in Exhibit 7.3 (the “Material Consents”) shall have been obtained and shall be in full force and effect.

     7.4 Additional Documents

     Seller shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

     (a) Certificates dated as of a date not earlier than ten (10) days prior to the Closing as to the good standing of Seller, executed by the appropriate officials of the State of Delaware and of the State of Maryland;

     (c) Such other documents as Buyer may reasonably request for the purpose of:

          (i) evidencing the accuracy of any of Seller’s representations and warranties;

          (ii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller; or

          (iii) evidencing the satisfaction of any condition referred to in this Article 7; and

     (d) Releases of all Encumbrances on the Assets, if any, other than Permitted Encumbrances.

     7.5 No Proceedings

     Since the date of this Agreement, there shall not have been commenced or threatened against Buyer any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing or making illegal any of the Contemplated Transactions.

     7.6 No Conflict

     Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of (a) any applicable law or Order or (b) any law or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

     7.7 Governmental Authorizations

     Buyer shall have received such Governmental Authorizations, if any, as are necessary to allow Buyer to operate the Assets from and after the Closing, if any are required.

8. CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

     Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

     8.1 Accuracy of Representations

     (a) All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

     (b) Each of the representations and warranties in Sections 4.2(a), and each of the representations and warranties in this Agreement that contains an express materiality qualification, shall have been accurate in all respects as of the date of this Agreement

     8.2 Buyer’s Performance

     All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

     8.3 Consents

     Each of the Consents identified in Exhibit 7.3 shall have been obtained and shall be in full force and effect.

     8.4 No Injunction; No Proceedings

     There shall not be in effect any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement. Further, since the date of this Agreement, there shall not have been commenced or threatened against Seller any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing or making illegal any of the Contemplated Transactions.

     8.5 Additional Documents

     Buyer shall have caused the documents and instruments required by Section 2.7(b) and the following documents to be delivered (or tendered subject only to Closing) to Seller:

     (a) Certificates dated as of a date not earlier than one (1) month prior to the Closing as to the good standing of Buyer, executed by the appropriate officials of the State of Delaware; and

     (b) Such other documents as Buyer may reasonably request for the purpose of:

          (i) evidencing the accuracy of any of Buyer’s representations and warranties;

          (ii) evidencing the performance by Seller of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer; or

          (iii) evidencing the satisfaction of any condition referred to in this Article 8.

     8.6 No Conflict

     Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of (a) any applicable law or Order or (b) any law or Order that has been published, introduced or otherwise proposed by or before any Governmental Body.

9. TERMINATION

     9.1 Termination Events

     By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

     (a) by Buyer if a material Breach of any provision of this Agreement has been committed by Seller and such Breach has not been waived by Buyer;

     (b) by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller;

     (c) by Buyer if any condition in Article 7 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

     (d) by Seller if any condition in Article 8 has not been satisfied as of the date specified for Closing in the first sentence of Section 2.6 or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement), and Seller has not waived such condition on or before such date; or

     (e) by mutual consent of Buyer and Seller.

     9.2 Effect of Termination

     Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Articles 12 and 13 will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the nonterminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10. ADDITIONAL COVENANTS

     10.1 Payment of All Taxes Resulting From Sale of Assets by Seller

     Each party hereto shall be responsible and solely liable for any Tax imposed on it by any applicable Federal and/or State statute as a result of the consummation of the asset sale contemplated hereunder and the Contemplated Transactions.

     10.2 Removing Excluded Assets

     (a) Except as set forth in Sections (b) and (c) below and subject to Sections (d) and (e) below and the Sublease Agreement, on or before the Closing Date, Seller shall remove all Excluded Assets from the Premises.

     (b) Subject to Sections (d) and (e) below and the Sublease Agreement, on or before May 13, 2005, Seller shall remove all Excluded Assets from the area of 9920 Medical Center Drive, Rockville, MD known as Suite A to be occupied by Buyer.

     (c) Subject to Sections (d) and (e) below and the Sublease Agreement, on or before September 30, 2005, Seller shall remove all Excluded Assets from the area of 9920 Medical Center Drive, Rockville, MD known as the cell banking area to be occupied by Buyer.

     (d) Such removal of Excluded Assets as set forth in Sections (a), (b) and (c) above shall be done in such manner as to avoid any damage to the Premises and other properties to be occupied by Buyer and any disruption of the business operations to be conducted by Buyer after the Closing. Any damage to the Assets or to the Premises resulting from such removal shall be paid by Seller at the Closing. Should Seller fail to remove the Excluded Assets as required by this Section, Buyer shall have the right, but not the obligation, (a) to remove the Excluded Assets at Seller’s sole cost and expense; (b) to store the Excluded Assets and to charge Seller all storage costs associated therewith; or (c) to exercise any other right or remedy conferred by this Agreement or otherwise available at law or in equity. Seller shall promptly reimburse Buyer for all reasonable costs and expenses incurred by Buyer in connection with any Excluded Assets not removed by Seller on or before the Closing Date or the dates set forth in Sections (b) and (c) above, as applicable.

     (e) Upon removal of the Excluded Assets in accordance with Sections (b) and (c) above, Seller shall provide Buyer with a Quality Assurance Certificate and the supplemented Quality Assurance Package.

     10.3 Reports and Returns

     Seller shall promptly after the Closing prepare and file all reports and returns required by law, if any, relating to the Assets.

     10.4 Assistance in Proceedings

     Seller and Buyer will cooperate with one another and their respective counsel in the contest or defense of, and make available its respective personnel and provide any testimony and reasonable access to its respective books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving the Buyer, the Seller or the Assets. Buyer will reimburse Seller for all reasonable costs incurred by Seller in complying with this Section 10.4 at Buyer’s request, and Seller will reimburse Buyer for all reasonable costs incurred by Buyer in complying with this Section 10.4 at Seller’s request.

     10.5 Further Assurances

     Subject to the provision in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

     10.6 Cost Segregation Assistance

     Seller will cooperate with Buyer and its tax consultants in its cost segregation study to reclassify the Assets for Buyer’s tax purposes and make available its personnel having knowledge about the assets up to a maximum of six (6) hours. If Buyer requires more than six (6) hours worth of Seller’s personnel’s time, Buyer will reimburse Seller for all reasonable costs incurred by Seller .

11. INDEMNIFICATION; REMEDIES

     11.1 Survival

     All representations, warranties, covenants and obligations in this Agreement, the Disclosure Schedules, the supplements to the Disclosure Schedules, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive for one (1) year after the Closing, except for (i) those relating to Brokerage and environmental matters, which shall survive for three (3) years after the Closing; and (ii) those relating to Buyer’s covenant under Section 12.2(c) hereof. The waiver of any condition to closing based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

     11.2 Indemnification and Reimbursement by Seller

     Seller will indemnify and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, or expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), (collectively, “Damages”), involving a Third-Party Claim (and no other Damages) arising from or in connection with:

     (a) any Breach of any representation or warranty made by Seller in (i) this Agreement (without giving effect to any supplement to the Disclosure Schedules), (ii) the Disclosure Schedules, (iii) the supplements to the Disclosure Schedules, (iv) the certificates delivered pursuant to Section 2.7, (v) any transfer instrument, or (vi) any other certificate, document, writing or instrument delivered by Seller as required by this Agreement;

     (b) any Breach of any covenant or obligation of Seller in this Agreement or in any other certificate, document, writing or instrument delivered by Seller as required by this Agreement;

     (c) any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;

     (d) any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on its behalf) in connection with any of the Contemplated Transactions;

     (e) any product or component thereof manufactured by, or any service provided by, Seller produced or performed in or from the Premises before the Closing Date;

     (g) any Retained Liabilities; or

     (h) any Liability arising out of the Sublease Agreement or any Liability caused by Seller during Seller’s occupation of the Improvements after the Closing, including, without limitation any damage to Buyer’s Improvements, equipment or any injury to Buyer’s or Seller’s employees.

     11.3 Indemnification And Reimbursement By Seller—Environmental Matters

     In addition to the other indemnification provisions in this Article 11, Seller will indemnify and hold harmless Buyer and the other Buyer Indemnified Persons, and will reimburse Buyer and the other Buyer Indemnified Persons, for any Damages (including costs of cleanup, containment or other remediation) involving a Third-Party Claim (and no other Damages) and arising from or in connection with any breach of the representations and warranties of Seller set forth in Section 3.14 above.

     11.4 Indemnification and Reimbursement by Buyer

     Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages involving a Third-Party Claim (and no other Damages) and arising from or in connection with:

     (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

     (b) any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

     (c) any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

     (d) any Liability arising out of Buyer’s use, occupancy, operation, or ownership of the Assets, including without limitation the Premises, after the Effective Time; or

     (e) any Assumed Liabilities.

     11.5 Third-Party Claims

     (a) Promptly after receipt by a Person entitled to indemnity under Section 11.2, 11.3 (to the extent provided in the last sentence of Section 11.3) or 11.4 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

     (b) If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.5(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, (i) such assumption shall in no way be construed as establishing for purposes of this Agreement that the claims made in that Third-Party Claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of applicable law or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) business days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

     (c) Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

     (d) Notwithstanding the provisions of Section 13.4, (i) Seller hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller with respect to such a claim anywhere in the world, and (ii) Buyer hereby consents to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Seller Indemnified

Person for purposes of any claim that a Seller Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Buyer with respect to such a claim anywhere in the world

     (e) With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

     (f) With respect to any Third-Party Claim subject to indemnification under this Article 11, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its Best Efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

     11.7 Indemnification in Case of Strict Liability or Indemnitee Negligence

     THE INDEMNIFICATION PROVISIONS IN THIS ARTICLE 11 SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON MAKING A THIRD-PARTY CLAIM (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION; PROVIDED, HOWEVER, THAT SUCH INDEMNIFICATION SHALL ONLY BE TO THE EXTENT OF THE NEGLIGENCE OF THE INDEMNIFYING PARTY.

12. CONFIDENTIALITY

     12.1 Definition of Confidential Information

     (a) As used in this Article 12, the term “Confidential Information” includes any and all of the following information of Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

          (i) all information that is a trade secret under applicable trade secret or other law;

          (ii) all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, software and computer software and database technologies, systems, structures and architectures;

          (iii) all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication; and

          (iv) all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

     (b) Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article 12, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article 12 to the extent included within the definition. In the case of trade secrets, each of Buyer and Seller and hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

     12.2 Restricted Use of Confidential Information; Other Protected Material

     (a) Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller (each, a “Seller Contact”) or an authorized representative of Buyer with respect to

Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Seller shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer or Seller, as the case may be, of the obligations of this Article 12 with respect to such information. Each of Buyer and Seller shall (iv) enforce the terms of this Article 12 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (vi) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.

     (b) Unless and until this Agreement is terminated, Seller shall maintain as confidential any Confidential Information (including for this purpose any information of Seller of the type referred to in Sections 12.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of the Seller relating to any of the Assets or the Assumed Liabilities. Notwithstanding the preceding sentence, Seller may use any Confidential Information of Seller before the Closing in the Ordinary Course of Business in connection with the transactions permitted by Section 5.2.

     (c) From and after the Closing, the provisions of Section 12.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Seller relating to any of the Assets or the Assumed Liabilities, provided, however, Buyer acknowledges that the SOPs and other Assets may contain or incorporate the name, logo, or signatures of the Seller. Buyer shall not make any use of Seller’s name, logo, or signature of Seller, in any manner with any third-party which may create with such third-party the impression, intentionally or otherwise, by direction, indirection or implication, that Seller or any of Seller’s affiliates (including, without limitation, Invitrogen Corporation) is associated in any way after Closing with the conduct of Buyer’s business or its use of such Assets.

     12.3 Exceptions

     Sections 12.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a nonconfidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Seller shall not disclose any Confidential Information of Seller relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

     12.4 Legal Proceedings

     If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 12.4 do not apply to any Proceedings between the parties to this Agreement.

     12.5 Return or Destruction of Confidential Information

     If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned.

     12.6 Attorney-Client Privilege

     The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

13. GENERAL PROVISIONS

     13.1 Expenses

     Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

     13.2 Public Announcements

     Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be mutual and coordinated so as to comply with applicable laws.

     13.3 Notices

     All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller:
BioReliance Corporation
14920 Broschart Road
Rockville, MD 20850
Attention: John Green
Fax no.: 301.251.0473
E-mail address: john.green@invitrogen.com

with a mandatory copy to:
BioReliance Corporation
14920 Broschart Road
Rockville, MD 20850
Attention: Jessica Ruzz, Esq.
Fax no.: 301-610-2593
E-mail address: jruzz@bioreliance.com

Buyer:
Acambis plc
100 Fullbourne Road
Cambridge CB1 9PT UK
Attention: David Lawrence
Fax no.: 011 441 223 275 300
E-mail address: david.lawrence@acambis.com

with a mandatory copy to:
Acambis Inc.
38 Sidney Street
Cambridge, MA 02139
Attention: Kimberly Audet Cornwell, Esq.
Fax no.: 617-494-0924
E-mail address: Kimberly.cornwell@acambis.com

     13.4 Enforcement of Agreement

     Seller and Buyer each acknowledge and agree that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by either party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which either party may be entitled, at law or in equity, such party shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

     13.5 Waiver; Remedies Cumulative

     The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

     13.6 Entire Agreement and Modification

     This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

     13.7 Disclosure Schedules

     (a) The information in the Disclosure Schedules constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

     (b) The statements in the Disclosure Schedules, and those in any supplement thereto, relate only to the provisions in the Section of this Agreement to which they expressly relate and not to any other provision in this Agreement.

     13.8 Assignment, Successors and No Third-Party Rights

     Neither party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other party; provided, however, that Seller may assign all of its rights or delegate any of its obligations under this Agreement and any of the documents relating to the Contemplated Transaction (e.g., without limitation, the Promissory Note, the Assignment and Assumption Agreement and the Assignment and Assumption of Lease) to Buyer’s parent corporation, Invitrogen Corporation, provided that Invitrogen Corporation shall assume all such rights in full, and further provided that Buyer may assign all of its rights or delegate any of its obligations under this Agreement to a Buyer Affiliate, without the prior written consent of the Seller, so long as (1) at least three (3) business days prior to such assignment, Seller shall be advised in writing by Buyer of the identity of the assignee and its qualification as a Buyer Affiliate, and shall receive a copy of any assignment documents or, in the absence of such document(s), of a summary of the terms of assignment; and (2) solely in the event that the value of such Buyer Affiliate’s assets minus its liabilities is materially less than Buyer’s at the time of such assignment, Buyer shall remain responsible for all of its obligations under this Agreement and shall be liable under all post-Closing obligations to the Seller pursuant to the terms of any document relating to the Contemplated Transactions (e.g., without limitation, the Promissory Note, the Assignment and Assumption Agreement and the Assignment and Assumption of Lease), provided that Buyer shall provide Seller with competent written proof that the value of Buyer’s Affiliate’s assets minus its liabilities is substantially equal to or greater than those of Buyer at least three (3) business days prior to such assignment if Buyer is not to remain liable under this subsection 13.8(2).

     13.9 Severability

     If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

     13.10 Time of Essence

     With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

     13.11 Governing law

     This Agreement will be governed by and construed under the laws of the State of Maryland without regard to conflicts-of-laws principles that would require the application of any other law.

     13.12 Execution of Agreement

     This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:	SELLER:

Acambis Inc.	BioReliance Corporation

By: its sole shareholder, Invitrogen
Corporation

By: /s/ Gordon Cameron	By: /s/ David Hoffmeister

Printed Name: Gordon Cameron	Printed Name: David Hoffmeister

Title: President	Title: Chief Financial Officer and
Senior Vice President

Date: May 6, 2005	Date: May 6, 2005